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ANATEL

AGENCIA NACIONAL DE TELECOMUNICACOES

            AUTHORIZATION TERM NO. 014/2004- -PVCP/SPV-ANATEL

                                             TERM OF CONCESSION OF AUTHORIZATION
                                             FOR THE USE OF RADIOFREQUENCY
                                             BLOCKS BETWEEN AGENCIA NACIONAL
                                             TELECOMUNICACOES - ANATEL AND
                                             TELEMIG CELULAR S.A.

By this instrument, AGENCIA NACIONAL DE TELECOMUNICACOES, on one part, hereinafter ANATEL, a Governmental entity, in the exercise of the powers vested upon it by Art. 19, IX, of Federal Law No. 9.472, of July, 16 1997, combined with Art. 194, II of the Internal Regulation of ANATEL, approved by Resolution No. 270, of July 19, 2001, represented herein by its Superintendent of Private Services, JARBAS JOSE VALENTE, Brazilian, married, registered with the CREA-DF under No. 4.346/D, Individual Taxpayer (CPF/MF) No. 184059671-68, According to Act No. 42.941 of March 3, 2004, published in the Official Gazette (D.O.U.) of March 5, 2004, and TELEMIG CELLULAR S.A., enrolled in the Brazilian Register of Legal Entities (CNPJ) under No. 02.320.739/0001-06, represented herein by its President, JOAO COX NETO, Brazilian, married, Economist, bearer of ID-RG No.
3.944.885 SSP/BA, Individual Taxpayer (CPF/MF) No. 239.577.781-15, and by its Superintendent Director, RICARDO GRAU, Brazilian, married, business administrator, bearer of ID n. Degrees 12.147.806 SSP/DF, Individual Taxpayer (CPF/MF) No. 093.310.178-39, hereinafter referred to as Authorized Company, have entered this Term of Concession of Authorization for the Use of Radiofrequency Blocks, hereinafter referred to as Term, Anatel's Proceeding No. 53500.000366/2004, to be ruled by the norms referred to below and by the following clauses:

                               CHAPTER I - OBJECT

CLAUSE 1.1 The object of this Term is the Concession, to TELEMIG CELULAR S.A., of an Authorization for the Use of Radiofrequency Blocks, on nonexclusive, preliminary basis, and restricted to the respective sectors of the PGO - General Concession Plan, approved by Decree No. 2.534, of April 2, 1998, associated to the authorization for providing of Personal Mobile Services (SMP), as described below.

SECTOR     BLOCK                FREQUENCY RANGE (MHz)
------     -----                ---------------------
            03       1730 MHz to 1732.5 MHz/1825 MHz to 1827.5 MHz
  2         04       1732.5 MHz to 1735 MHz/1827.5 MHz to 1830 MHz
            05       1735 MHz to 1737.5 MHz/1830 MHz to 1832.5 MHz
            06       1737.5 MHz to 1740 MHz/1832.5 MHz to 1835 MHz

Clause 1.1.1 The Concession of the Authorization for the Use of Radiofrequency Blocks is the binding administrative act, associated to the granting, permission or

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authorization for providing telecommunications services, that assigns to the interested party, for an established period of time, the right to use radiofrequency, under the legal and regulatory conditions.

                           CHAPTER II - EFFECTIVE DATE

Clause 2.1. This Authorization for the Use of Radiofrequency Blocks is issued against payment, for the remaining period of the Authorization for the Use of Radiofrequency associated to the Authorization for providing Personal Mobile Services (SMP), AUTHORIZATION TERM No. 008/2004/PVCP/SPV-ANATEL, dated February 19, 2004, published in the Official Gazette (D.O.U.) of March 1, 2004, expiring on April 29, 2008, extendable one single time for a period of fifteen (15) years, associated to the Authorization for providing Personal Mobile Services
(SMP), and its effectiveness is conditioned to compliance with the requirements foreseen herein.

   CHAPTER III - PRICE FOR CONCESSION OF THE AUTHORIZATION FOR THE USE OF
                              RADIOFREQUENCY BLOCKS

Clause 3.1. The Price for the Concession is the value charged for the Right to Use Radiofrequency as provided for in Paragraph 1 of Art. 48, of Law No. 9.472, dated July, 16 1997.

Clause 3.1.1. The price due for Concession of the Authorization for the Use of Radiofrequency Blocks shall paid into the FISTEL - Fundo de Fiscalizacao das Telecomunicacoes (Telecommunications Inspection Fund).

Clause 3.1.2. The Price for this Concession of the Authorization for the Use of Radiofrequency Blocks is ten million four hundred eleven thousand twenty reais and eighty-five centavos (R$ 10,411,020.85), payable as follows:

I - The total value or ten percent (10%) of this value shall be paid on the date of the corresponding Term of Concession of Authorization for the Use of Radiofrequency Blocks.

II - The remaining ninety percent (90%) shall be paid in six equal annual installments, due in up to thirty-six (36), forty-eight (48), sixty (60), seventy-two (72), eighty-four (84) and ninety-six (96) months as from the date of issuance of the corresponding Term of Concession of Authorization for the Use of Radiofrequency Blocks; the amount payable shall be adjusted for inflation by the variation of the IGP-Dl (General Prices Index - Internal) published by Fundacao Getulio Vargas as from the date of the corresponding Term of Concession of Authorization For the Use of Radiofrequency Blocks, until the effective payment date; if payment is effected twelve (12) months after the date of the corresponding Term of Concession of Authorization For the Use of Radiofrequency Blocks, this shall be added by simple interest of one percent (1%) per month, assessed on the adjusted value, as from the date of issuance of the corresponding Term of Concession of Authorization for the Use of Radiofrequency Blocks.

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Paragraph One If the remaining period of the authorization for use of radiofrequency that corresponds to the authorization for providing Personal Mobile Services (SMP) is less than eight (8) years, the amount shall be distributed in a maximum of six (6) equal, annual installments so that full payment is made before expiry of the concession.

Paragraph Two In case the values foreseen in this clause are paid in arrears, penalty for payment in arrears shall be charged at the rate of zero point thirty-three percent (0.33%), added by the referential SELIC rate for federal bonds, to be applied on the value owed considering all the days in arrears.

Paragraph Three If the amount stipulated in this clause is not paid, the Authorization for the Use of Radiofrequency Blocks shall be forfeited, without prejudice of any other penalties foreseen in Anatel's regulation.

Paragraph Four The effectiveness of the Authorization for the Use of Radiofrequency Blocks is conditioned to payment of the price offered or, when payment is to be made in installments, conditioned to payment of the first installment.

                      CHAPTER IV - OBLIGATIONS AND COVERAGE

Clause 4.1 With regard to each sector covered by this Authorization, the Authorized Company undertakes:

I - to have a coverage area equivalent to at least fifty percent (50%) of the urban area of the state capital cities, of municipalities with population over five hundred thousand (500,000) persons, and, in Region II, also of the Federal District, within twelve (12) months after signature of this Authorization Term;

II - to serve state capital cities, municipalities with population over five hundred thousand (500,000) persons, and in Region II, also the Federal District, within twenty-four (24) months after signature of this Authorization Term;

III - to have a coverage area equivalent to at least fifty percent (50%) of the urban area in fifty percent (50%) of the municipalities with more than two hundred thousand (200,000) persons, within thirty-six (36) months after signature of this Authorization Term;

IV - to serve municipalities with population over two hundred thousand (200,000) persons within forty-eight (48) months after signature of this Authorization Term; and

V - to serve municipalities with population over one hundred thousand (100,000) persons within sixty (60) months after signature of this Authorization Term.

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Clause 4.2 A place shall be deemed served when the coverage area contains at least 80% of the urban area.

Clause 4.3 Noncompliance of the obligations shall subject the Authorized Company to the penalties stipulated in this Term and in the regulations, and may result in termination of the Authorization.

Clause 4.4 The places that are the object of the obligations stipulated in 4.1 above, shall be defined considering the population estimates for the States and Municipalities, with base date of July 1st, 2000, published by the Brazilian Institute for Geography and Statistics (IBGE) according to Resolution No. 09, of August 8, 2000.

Clause 4.5 All dates shall be counted as from the date of publication in the Federal Official Gazette (D.O.U) of the abstract of the Acts corresponding to the Concessions of Authorization for the Use of Radiofrequency Blocks.

                       CHAPTER V - ANATEL'S PREROGATIVES

Clause 5.1. Without prejudice of other regulations and provisions, it is incumbent upon ANATEL:

I - to enforce compliance with the norms and regulations in effect, and with those which may be issued during validity of this Term;

II - to restrict any behavior that may be detrimental to free competition;

III - to prevent economic concentration, imposing restrictions, limits or conditions to this Term if necessary;

IV - to administrate the radiofrequency spectrum, enforcing legal and regulatory penalties as applicable;

V - to terminate this Term in the cases as provided herein and in the applicable legislation.

Clause 5.2. ANATEL may demand the Authorized Company to immediately stop transmission from any telecommunication station causing harmful interference in telecommunication services regularly operated, until such interference is stopped.

CHAPTER VI - GENERAL CONDITIONS OF THE CONCESSION OF AUTHORIZATION FOR THE USE OF RADIOFREQUENCY BLOCKS

Clause 6.1 The Concession of Authorization for the Use of Radiofrequency Blocks can only be associated to the authorization for exploitation of Personal Mobile Service.

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Clause 6.2 The Authorized Company undertakes to comply in full with all regulations referring to the Authorization for the Use of Radiofrequency Blocks granted hereby, and to abide by any new regulations and amendments that may be issued.

Clause 6.3 The Authorized Company shall not have vested rights regarding the maintenance of the conditions existing on the date of the signature of this Term, but should comply with any new conditions which may be imposed by law or by any regulation issued by ANATEL.

Clause 6.4 The Authorized Company shall assure conformity of all telecommunication stations, as well as any expansions thereof, with regulation requirements, especially those referring to distance from airports, airdromes, radio-goniometry stations and Indian reservations.

Clause 6.5. The installation, operation and deactivation of telecommunication stations shall comply with regulation requirements.

Clause 6.6. The Authorized Company shall use the respective blocks on its own account and risk, and shall bear in full any losses arising from their use.

Clause 6.7 THE Authorized Company is solely responsible for any damage caused to its users or to third parties due to the use of the respective blocks, and ANATEL shall be exempt from any liability whatsoever.

Clause 6.8 The equipment that comprise the telecommunication stations must have certification issued or accepted by ANATEL, according to the regulations in force.

         CHAPTER VII - AVAILABILITY OF THE AUTHORIZATION FOR THE USE OF
                              RADIOFREQUENCY BLOCKS

Clause 7.1 The right to use the radiofrequency blocks referred to in this Chapter does not restrict ANATEL's right to modify its destination or to request changes to capacity or to other technical features.

Clause 7.2 The unjustified non-utilization of the radiofrequency blocks shall subject the Authorized Company to the penalties applicable in accordance with the regulation.

          CHAPTER VIII - ASSIGNMENT OF THE AUTHORIZATION FOR THE USE OF
                             RADIOFREQUENCY BLOCKS

Clause 8.1 The authorization for the use of radiofrequency blocks shall not be assigned without the corresponding assignment of the authorization for providing the services associated to such authorization.

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Clause 8.2 The authorization for the use of radiofrequency blocks shall be terminated on final expiry or in case of wrongful assignment, as well as in case of lapse, forfeiture, waiver or termination of the authorization for providing the telecommunication services associated thereto.

            CHAPTER IX - NO OBLIGATION TO CONTINUE AND WAIVER RIGHTS

Clause 9.1 This Term does not impose upon the Authorized Company the obligation to continue to use the respective blocks, and it shall be entitled to waive the right to use them under the terms of art. 142 of Law 9.472 of 1997, observing the provisions of this Term.

Paragraph One Waiver rights do not exclude the duty of the Authorized Company to guarantee to users, in the form stipulated hereunder and in the applicable regulations, previous notice as to the interruption of use of the authorized radiofrequency blocks.

Paragraph Two Likewise, waiver rights do not exclude the duty of the Authorized Company to accomplish the commitments made by it towards the interest of the community at the time of execution of this Term.

                             CHAPTER X - INSPECTION

Clause 10.1 The Authorized Company shall ensure that ANATEL's inspector has free access, at all times, to the equipment and installation, and shall also supply them with all documents and information required for the performance of their inspection activities.

Sole Paragraph The Authorized Company may appoint a representative to accompany the inspection agents during their visits, inspection and activities.

Clause 10.2 The Authorized Company undertakes to pay all inspection charges in accordance with legislation, especially the Installation and Operation Inspection charges.

Sole Paragraph The inspection charges shall be paid according to the table contained in Annex I of Law No. 5070 dated July 7, 1966, with its amendments.

                             CHAPTER XI - PENALTIES

Clause 11.1 The failure to fulfill the conditions or obligations undertaken in respect to the Authorization for the Use of Radiofrequency Blocks, shall subject the Authorized Company to the penalties stipulated in specific legislation, without prejudice of any other penalties in the civil or criminal realm.

                            CHAPTER XII - TERMINATION

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Clause 12.1 This Term shall be terminated in case of disfranchisement, forfeiture, lapse, waiver or annulment, observing the provisions of this Chapter.

Clause 12.2 Disfranchisement of the Authorization for the Use of Radiofrequency Blocks may be decreed when the indispensable conditions for maintenance of the respective Authorization for the Use of Radiofrequency Blocks no longer exist.

Clause 12.3. Forfeiture of the Authorization for the Use of Radiofrequency Blocks may be decreed in the following hypothesis:

I-       practice of gross fault;

II- assignment of the Authorization for the use of radiofrequency blocks;

III- repeated infringement of the commitments undertaken under this Term or of regulations provisions;

IV- failure to pay any Installation Inspection and Operation Inspection Charges in accordance with Law No. 5.070 of July 7, 1966, and its amendments.

Clause 12.4 The annulment of the Concession of Authorization for the Use of Radiofrequency Blocks shall result from the acknowledgement, by an administrative or judicial authority that there is a default for which there is no remedy under the present Term.

Clause 12.5 Bilateral termination shall occur upon request and waiver presented by the Authorized Company, who shall inform the period during which it intends to continue using the radiofrequency blocks before its final interruption; such period shall not be less than six (6) months.

Paragraph One Termination shall not exclude the liability of the Authorized Company for any losses inflicted on the users.

Paragraph Two The bilateral termination instrument shall contain all the provisions regarding the terms and conditions under which such termination shall occur.

Clause 12.6. Termination of the Concession of Authorization for the Use of Radiofrequency shall be stated in an appropriate administrative proceeding, and the Authorized Company shall be granted ample right of adversary proceedings and defense.

Clause 12.7. ANATEL shall not be held liable by users or by third parties, or for any charges, burden, obligations or commitments towards third parties or towards employees of the Authorized Company incurred as a result of termination carried out as foreseen in this Term.

                   CHAPTER XIII - APPLICABLE LAW AND DOCUMENTS

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Clause 13.1. This Term is ruled by Law No. 9.472 of 1997, and regulations stemming therefrom, especially the Regulation for the Use of Radiofrequency Spectrum.

                               CHAPTER XIV - COURT

Clause 14.1. The Judiciary Section of the Federal Courts of Brasilia, Federal District shall be competent for resolution of any disputes arising from this Term.

                          CHAPTER XV - FINAL PROVISION

Clause 15.1 This Term shall be effective and valid as from the date of publication of its abstract in the Federal Official Gazette (D.O.U).

Having thus acknowledged all the provisions and conditions of this Term, it is hereby executed by the parties in three (3) copies of same form and content, in the presence of the witnesses who also sign for all lawful purposes and effects.

Brasilia, May 5, 2004.

For ANATEL:

JARBAS JOSE VALENTE
Superintendent of Private Services

For the Authorized Company

JOAO COX NETO
President

RICARDO GRAU
Superintendent

WITNESSES:

NELSON MITSUO TAKAYANAGI
I.D. No. 435.023 SSP/DF

BRUNO DE CARVALHO RAMOS
CREA-SP Reg. No. 5.060.107.391/D